March 12, 2002

Consolidated Edison, Inc.
4 Irving Place
New York, New York  10003

            Re:  Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

     I am a Vice President of Legal Services ofConsolidated Edison Company of New York, Inc. ("Con Edison of New York"), the principal subsidiary of Consolidated Edison, Inc. ("Con Edison"). I and members of the Law Department of Consolidated Edison Company of New York, Inc., , have represented Con Edison in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering 4,000,000 shares of Con Edison's Common Shares ($.10 par value) (the "Securities") for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). The Securities are to be issued under Con Edison's Automatic Dividend Reinvestment and Cash Payment Plan ("Plan"), which is presented in its entirety under the heading "Description of the Plan" in the prospectus being filed as a part of the Registration Statement (the "Prospectus").

     We have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-laws of Con Edison; (b) the Plan; and (c) minutes of meetings of the Board of Directors of Con Edison. It is my opinion that the Securities will be legally issued, fully paid and non-assessable upon:

     1.     the due authorization and execution of the Securities by Con
            Edison; and

     2. the receipt by Con Edison of payment for the Securities in accordance with the terms set forth in the Prospectus.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                Very truly yours,

                                                /s/ Peter A. Irwin
                                                    Peter A. Irwin